Exhibit 10.1

UNIT PURCHASE AGREEMENT

BY AND AMONG
RIO VISTA ENERGY PARTNERS L.P.,
RIO VISTA GP LLC
AND
THE PURCHASERS
PARTY HERETO

-i-

-ii-

SCHEDULES AND EXHIBITS

Schedule 2.01 -	List of Purchasers and Commitment Amounts

Schedule 3.02(c) -	Warrants, Options, Preemptive Rights, Subscription Rights, etc.

Schedule 3.02(d) -	Ownership of Interests in Other Persons

Schedule 3.02(f) -	Notice of Delisting

Schedule 3.02(g) -	Piggyback Registration Rights

Schedule 3.04 -	Non-Disclosed Pending Acquisitions

Schedule 3.05 -	Threatened Litigation

Schedule 3.06(c) -	Required Third Party Consents

Schedule 5.01 -	List of Exceptions to Lock-up

Schedule 8.07 -	Notice and Contact Information

Exhibit A -	Form of Registration Rights Agreement

Exhibit B -	Form of Legal Opinion

Exhibit C -	Form of Partnership Officer’s Certificate

Exhibit D -	Form of Purchaser’s Updating Letter

Exhibit E -	Form of Lock-Up Letter

-iii-

UNIT PURCHASE AGREEMENT
UNIT PURCHASE AGREEMENT, dated effective as of November 29, 2007 (this “Agreement”), by and among Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”), each of the Purchasers listed in Schedule 2.01 attached hereto (each referred to herein as a “Purchaser” and collectively, the “Purchasers”), and, solely for purposes of Section 8.14 of this Agreement, Rio Vista GP LLC, a Delaware limited liability company (the “General Partner”).
WHEREAS, the Partnership desires to sell Units to each of the Purchasers in a private placement exempt from the registration requirements of the Securities Act, and the Purchasers desire to purchase such Units from the Partnership, each in accordance with the provisions of this Agreement; and
WHEREAS, the Partnership has agreed to provide Purchasers with certain registration rights with respect to the Purchased Units acquired pursuant to this Agreement;
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and each of the Purchasers, severally and not jointly, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.
“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning specified in the introductory paragraph.
“Allocated Purchase Amount” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading “Allocated Purchase Amount” on Schedule 2.01 hereto.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement and any and all other agreements or instruments executed and delivered by the Parties on the date hereof or the Closing Date relating to the issuance and sale of the Purchased Units, or any amendments, supplements, continuations or modifications thereto.
“Board of Managers” means the board of managers of the General Partner.
“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.
“Closing” shall have the meaning specified in Section 2.02.
“Closing Date” shall have the meaning specified in Section 2.02.
“Commission” means the United States Securities and Exchange Commission.
“Delaware LLC Act” means the Delaware Limited Liability Company Act.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“DGCL” means the General Corporation Law of the State of Delaware.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“General Partner” means Rio Vista GP LLC, a Delaware limited liability company and the general partner of the Partnership.
“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Partnership, its Subsidiaries or any of their Property or any of the Purchasers.
“Incentive Plan” means the Rio Vista Energy Partners L.P. 2005 Equity Incentive Plan.
“Indemnified Party” shall have the meaning specified in Section 7.03.
“Indemnifying Party” shall have the meaning specified in Section 7.03.
“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Lock-Up Date” means 30 days from the Closing Date.
“Nasdaq” means The Nasdaq Global Market.
“Partnership” shall have the meaning specified in the introductory paragraph.
“Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of Rio Vista Energy Partners L.P. dated September 16, 2004, as amended by the First Amendment to the First Amended and Restated Agreement of Limited Partnership of Rio Vista Energy Partners L.P. dated as of October 26, 2005.
“Partnership Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, prospects or affairs of the Partnership and its Subsidiaries, taken as a whole, (ii) the ability of the Partnership to meet its obligations under the Basic Documents, or (iii) the ability of the Partnership to consummate the transactions under any Basic Document on a timely basis. Notwithstanding the foregoing, a “Partnership Material Adverse Effect” shall not include any effect resulting or arising from: (a) any change in general economic conditions in the industries or markets in which the Partnership, its Subsidiaries operate that do not have a disproportionate impact on the Partnership or its Subsidiaries; (b) the outbreak or escalation of national or international political, diplomatic or military conditions, including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attack; or (c) changes in GAAP or other accounting principles.
“Partnership Related Parties” shall have the meaning specified in Section 7.02.
“Partnership SEC Documents” shall have the meaning specified in Section 3.03.
“Partnership Securities” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights to an equity interest in the Partnership), including, without limitation, Units and Incentive Distribution Rights.
“Party” or “Parties” means the Partnership and the Purchasers party to this Agreement, individually or collectively, as the case may be.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Governmental Authority, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Purchased Units” means the Units to be issued and sold to the Purchasers pursuant to this Agreement.
“Purchaser” and “Purchasers” shall have the meaning specified in the introductory paragraph.
“Purchaser Material Adverse Effect” means, with respect to a particular Purchaser, any material and adverse effect on (a) the ability of a Purchaser to meet its obligations under the Basic Documents or (b) the ability of a Purchaser to consummate the transactions under any Basic Document on a timely basis.
“Purchaser Related Parties” shall have the meaning specified in Section 7.01.
“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit A, to be entered into at the Closing, among the Partnership and the Purchasers.
“Representatives” of any Person means the Affiliates, control persons, officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Short Sale” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
“Subsidiary” means, as to any Person, any corporation or other entity of which (i) such Person or a Subsidiary of such Person is a general partner or managing member, (ii) at least a majority of the outstanding equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.
“Taxes” means any tax, charge, levy, penalty or other assessment imposed by any U.S. federal, state, local or foreign taxing authority, including any excise, property, income, sales, transfer, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto.
“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information) supplied or required to be supplied with respect to any Taxes and including any supplement or amendment thereof.

“Units” means the Units of the Partnership (as defined in the Partnership Agreement) representing limited partner interests therein.
“Unit Purchase Price” shall have the meaning specified in Section 2.01(c).
“Unitholders” means the Unitholders of the Partnership (within the meaning of the Partnership Agreement).
“8-K Filing” shall have the meaning specified in Section 5.10.
Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
ARTICLE II
SALE AND PURCHASE
Section 2.01 Sale and Purchase.
(a) Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Partnership hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership, the number of Purchased Units determined pursuant to paragraph (b) below of this Section 2.01, and each Purchaser agrees to pay the Partnership the Unit Purchase Price for each Purchased Unit, in each case, as set forth in paragraph (c) below of this Section 2.01. The obligation of each Purchaser under this Agreement is independent of the obligation of each other Purchaser, and the failure or waiver of performance with respect to any Purchaser does not excuse performance by any other Purchaser.
(b) Units. The number of Purchased Units to be issued and sold to each Purchaser shall be the number of Purchased Units under the column titled “Number of Purchased Units” on Schedule 2.01 opposite the name of such Purchaser.
(c) Consideration. The amount per Unit each Purchaser will pay to the Partnership to purchase the Purchased Units (the “Unit Purchase Price”) shall be $11.25.
Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the execution and delivery of the Basic Documents (other than this Agreement), delivery of certificates representing the Purchased Units and execution and delivery of all other instruments, agreements, and other documents required by this Agreement (the “Closing”) shall take place on December 3, 2007, or such other date as shall be agreeable to the Parties (the “Closing Date”). The Closing shall take place at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173. At the Closing, subject to the terms and conditions of this Agreement, each of the Partnership and the Purchasers shall deliver, or cause to be delivered, the items set forth in Article VI.

Section 2.03 Independent Nature of Purchasers’ Obligations and Rights. The respective obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document. The failure or waiver of performance under any Basic Document by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group for purposes of Section 13(d) of the Exchange Act with respect to such obligations or the transactions contemplated by any Basic Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:
Section 3.01 Existence of the Partnership and its Subsidiaries.
(a) The Partnership: (i) is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware; (ii) has all requisite limited partnership power and authority, and has all governmental licenses, authorizations, consents and approvals, necessary to own, lease, use and operate its Properties and carry on its business as its business is now being conducted as described in the Partnership SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Partnership Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership is not in violation of its certificate of limited partnership or the Partnership Agreement.
(b) Each of the Subsidiaries of the Partnership is a corporation, partnership or limited liability company, as applicable, has been duly formed or incorporated, as applicable, and is validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation or formation, as applicable, and has all requisite corporate, partnership or limited liability company power and authority, as applicable, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted and as described in the Partnership SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Partnership Material Adverse Effect.

Each of the Subsidiaries of the Partnership is duly qualified or licensed and in good standing as a foreign entity, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a Partnership Material Adverse Effect. None of the Subsidiaries of the Partnership is in violation of its certificate of formation, limited liability company agreement, partnership agreement or other governing documents.
Section 3.02 Purchased Units, Capitalization and Valid Issuance
(a) The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Units as set forth in the Partnership Agreement. A true and correct copy of the Partnership Agreement has been filed by the Partnership with the Commission.
(b) As of the date of this Agreement, the issued and outstanding limited partner interests of the Partnership consist of (i) 2,073,650 Units and (ii) Incentive Distribution Rights (as defined and described in the Partnership Agreement, and the only issued and outstanding general partner interest is the General Partner’s 2.0% general partner interest. All of the outstanding Units and the partnership interests represented thereby have been duly authorized and validly issued in accordance with applicable Law under the Delaware LP Act and the Partnership Agreement and are fully paid (to the extent required under applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). The general partner interests have been duly authorized and validly issued in accordance with applicable Law under the Delaware LP Act and the Partnership Agreement.
(c) Other than the Incentive Plan, the Partnership has no equity compensation plans that contemplate the issuance of Units or other interests (or securities convertible into or exchangeable or exercisable for Units or other interests). Except as set forth on Schedule 3.02, no indebtedness having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which the Unitholders may vote is issued or outstanding. Except (i) as have been granted pursuant to the Incentive Plan, (ii) as contemplated by this Agreement, (iii) as are contained in the Partnership Agreement or (iv) as set forth on Schedule 3.02(c), there are no outstanding or authorized (A) options, warrants, preemptive rights, subscription rights, call rights, convertible or exchangeable or exercisable securities or other rights, agreements, claims or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any limited partner interests or other equity interests in, the Partnership or any of its Subsidiaries or securities convertible into or exchangeable or exercisable for such limited partner interests or other equity interests,

(B) obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partner interests or other equity interests of the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (A) of this sentence or (C) voting trusts or other agreements to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of, or restrictions on transfer with respect to, the equity interests of the Partnership or any of its Subsidiaries.
(d) All of the issued and outstanding equity interests of each of the Partnership’s Subsidiaries are owned, directly or indirectly, by the Partnership free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under the Partnership’s or its Subsidiaries’ credit facilities filed as exhibits to, or otherwise described in, the Partnership SEC Documents), and all such ownership interests have been duly authorized and validly issued and are fully paid (to the extent required by applicable Law and the organizational documents of the Partnership’s Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in the Partnership SEC Documents, and except for investments in connection with pending acquisitions disclosed on Schedule 3.02(d), neither the Partnership nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.
(e) The offer and sale of the Purchased Units and the limited partner interests represented thereby have been duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under this Agreement, the Partnership Agreement and under applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.
(f) The Partnership’s currently outstanding Units are quoted on Nasdaq, and, subject to the qualifications set forth on Schedule 3.02(f), the Partnership has not received any notice of delisting. The Purchased Units will be issued in compliance with all applicable rules of Nasdaq. Approval of the issuance of the Purchased Units pursuant to this Agreement by holders of outstanding Units is not required pursuant to Rule 4360 of the Nasdaq Marketplace Rules or the Partnership Agreement. Prior to the Closing, the Partnership shall submit to Nasdaq a Notification Form: Listing of Additional Units with respect to the Purchased Units.
(g) Except as set forth on Schedule 3.02(g), none of the execution of this Agreement, the offering or sale of the Purchased Units or the registration of the Units pursuant to the Registration Rights Agreement gives rise to any rights for or relating to the registration of any Units or other securities of the Partnership other than pursuant to the Registration Rights Agreement.

Section 3.03 Partnership SEC Documents The Partnership has timely filed with the Commission all reports, schedules and statements required to be filed by it under the Exchange Act since the consummation of its initial public offering (all such documents filed on or prior to the date of this Agreement, but specifically excluding any documents “furnished,” collectively, the “Partnership SEC Documents”). The Partnership SEC Documents, including any Partnership audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (except to the extent corrected by a subsequently filed Partnership SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied as to form in all material respects with applicable requirements of the Exchange Act and the applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (iv) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Burton McCumber & Cortez, L.L.P. is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed.
Section 3.04 No Material Adverse Change Except as set forth in or contemplated by the Partnership SEC Documents filed with the Commission on or before the date hereof or as disclosed on Schedule 3.04, since December 31, 2006, the Partnership and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Partnership Material Adverse Effect, (ii) acquisition or disposition of any material asset by the Partnership or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in the Partnership’s accounting principles, practices or methods or (iv) incurrence of material indebtedness.
Section 3.05 Litigation Except as set forth in Schedule 3.05 and the Partnership SEC Documents, there is no Action pending or, to the knowledge of the Partnership, contemplated or threatened against the Partnership or any of its Subsidiaries or any of their respective officers (in their capacity as such), directors (in their capacity as such) or Properties, (a) which (individually or in the aggregate) reasonably would be expected to have a Partnership Material Adverse Effect or which challenges the validity of this Agreement or any of the other Basic Documents or the right of the Partnership to enter into this Agreement or any of the other Basic Documents or to consummate the transactions contemplated hereby and thereby or (b) which would reasonably be expected to adversely affect or restrict the Partnership’s ability to consummate the transactions contemplated by the Basic Documents.

Section 3.06 No Breach. The execution, delivery and performance by the Partnership of this Agreement and the other Basic Documents to which it is a party and all other agreements and instruments to be executed and delivered by the Partnership pursuant hereto or thereto or in connection herewith and therewith, and compliance by the Partnership with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to the Partnership or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the organizational documents of the Partnership or any of its Subsidiaries, (c) except as set forth on Schedule 3.06(c), require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, license, loan or credit agreement or other instrument, obligation or agreement to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or any of their respective Properties may be bound or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Partnership or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.
Section 3.07 Authority. The Partnership has all necessary limited partnership power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by the Partnership of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents will constitute the legal, valid and binding obligations of Partnership, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith. No approval from the holders of outstanding Units is required under the Partnership Agreement or the rules of Nasdaq in connection with the Partnership’s issuance and sale of the Purchased Units to the Purchasers.
Section 3.08 Approvals. Except as required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Partnership of any of the Basic Documents to which it is a party or the Partnership’s issuance and sale of the Purchased Units, except (a)(i) as may be required under the state securities or “Blue Sky” Laws, or (ii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.09 MLP Status. The Partnership has, since its formation, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended, and the Partnership is not, and does not reasonably expect to be, taxed as a corporation for U.S. federal income tax purposes.
Section 3.10 Investment Company Status. The Partnership is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.11 Valid Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption. Neither the Partnership nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security of the Partnership or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Partnership on Section 4(2) of the Securities Act for the exemption from the registration requirements imposed under Section 5 of the Securities Act for the transactions contemplated hereby or that would require such registration under the Securities Act.
Section 3.12 Certain Fees. No fees or commissions are or will be payable by the Partnership to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Purchasers shall not be liable for any such fees or commissions.
Section 3.13 No Side Agreements. Except for the confidentiality agreements described in Section 8.06 and the Registration Rights Agreement, there are no other agreements by, among or between the Partnership or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.
Section 3.14 Form S-3 Eligibility. The Partnership is eligible to register the Purchased Units for resale on a registration statement on Form S-3 under the Securities Act under General Instruction I.B.3 of such Form, subject to the possibility of receiving a comment from the SEC relating to Rule 415.
Section 3.15 Taxes. The Partnership has filed all Tax Returns required to be filed; such Tax Returns are true, correct and complete in all material respects. The Partnership has paid in full all Taxes shown to be due on such Tax Returns. The Partnership has not received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for any material Taxes, which have not been fully paid or finally settled, unless being contested in good faith through appropriate proceedings and for which adequate reserves are presented in the Partnership’s financial statements included in the Partnership SEC Documents.
Section 3.16 Acknowledgment Regarding Purchase of Purchased Units. The Partnership acknowledges and agrees that (i) each of the Purchasers is participating in the transactions contemplated by this Agreement and the other Basic Documents at the Partnership’s request and the Partnership has concluded that such participation is in the Partnership’s best interest and is consistent with the Partnership’s objectives and (ii) each of the Purchasers is acting solely in the capacity of an arm’s length purchaser.

The Partnership further acknowledges that no Purchaser is acting or has acted as an advisor, agent or fiduciary of the Partnership (or in any similar capacity) with respect to this Agreement or the other Basic Documents and any advice given by any Purchaser or any of its respective Representatives in connection with this Agreement or the other Basic Documents is merely incidental to such Purchaser’s purchase of the Purchased Units. The Partnership further represents to each Purchaser that the Partnership’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Partnership and its Representatives.
Section 3.17 Compliance with Laws. Neither the Partnership nor any of its Subsidiaries is in violation of any Law applicable to the Partnership or its Subsidiaries, except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect. The Partnership and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Partnership Material Adverse Effect, and neither the Partnership nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not have, individually or in the aggregate, a Partnership Material Adverse Effect. Neither the Partnership nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Partnership or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Partnership or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
Section 3.18 Internal Accounting Controls. Except as disclosed in the Partnership SEC Documents, the Partnership and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.19 Insurance. The Partnership and its Subsidiaries are insured by insurers of recognized financial responsibility covering their respective properties, operations, personnel and businesses against such losses and risks and in such amounts as are reasonably adequate to protect the Partnership and its Subsidiaries in the businesses in which they are engaged. The Partnership does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their businesses.

The parties confirm and agree that the any matter may be disclosed on any disclosure Schedule, whether or not the Partnership has concluded that such matter is “material,” or would result in a Partnership Material Adverse Event, or is otherwise required to be disclosed on such Schedule; and the inclusion of such matter in such Schedule shall give rise to no inference that any determination has been made by any party that such disclosure is required in order to make the applicable representations and warranties true and correct.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
Each Purchaser, severally and not jointly, represents and warrants to the Partnership with respect to itself, on and as of the date of this Agreement and on and as of the Closing Date, as follows:
Section 4.01 Valid Existence. Such Purchaser (a) is duly incorporated or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or formation, and (b) has all requisite corporate, limited liability company or partnership power and authority, as applicable, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Purchaser Material Adverse Effect. Each such Purchaser is not in default in the performance, observance or fulfillment of any provision of its organizational documents, except where such default would not have or would not reasonably likely to have a Purchaser Material Adverse Effect.
Section 4.02 No Breach. The execution, delivery and performance by such Purchaser of this Agreement and the other Basic Documents to which it is a party and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or thereto or in connection herewith or therewith, and compliance by such Purchaser with the terms and provisions hereof and thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, license, loan or credit agreement or other instrument or agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound, except in the case of clauses (a) and (c), where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 4.03 Authority. Such Purchaser has all necessary corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part; and the Basic Documents will constitute the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.04 Investment. The Purchased Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser hereby represents and warrants are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and that such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction, in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times (subject to such Purchaser’s agreement contained in Section 5.02) to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or pursuant to an exemption therefrom (including Rule 144 under the Securities Act) or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities and the legend set forth in Section 4.09 will be placed on certificates evidencing the Purchased Units. Notwithstanding the foregoing, any Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Purchased Units with a third party or transfer Purchased Units to an Affiliate of such Purchaser provided that any such transaction is exempt from registration under the Securities Act and otherwise complies with applicable Law. The Commission has taken the position that coverage of short sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Such Purchaser confirms and agrees that it has taken no action, and will take no action, that will cause the Partnership’s issuance of the Purchased Units not to qualify for an exemption from registration under the Securities Act as not involving a public offering thereunder.
Section 4.05 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, the Partnership that, (a) it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.06 Receipt of Information; Authorization. Such Purchaser acknowledges that it (a) has access to the Partnership SEC Documents as well as filings of reports by the Partnership and its Affiliates with the Commission and (b) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Partnership regarding such matters and all other matters regarding the Partnerships and such Purchaser’s acquisition of its Purchased Units.
Section 4.07 Restricted Securities. Such Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.
Section 4.08 Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units to it hereunder or the consummation of the transactions contemplated by this Agreement.
Section 4.09 Legend. It is understood that the certificates evidencing the Purchased Units will bear the following legend:
“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold, offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”
Section 4.10 No Substantial Security Holders. Such Purchaser represents and warrants to, and covenants and agrees with, the Partnership that, on the date hereof and as of the date of Closing (before giving effect to the purchase of Purchased Units pursuant to this Agreement), such Purchaser and its Affiliates (a) hold beneficial ownership of less than five percent of the Units of the Partnership outstanding on the date hereof and (b) hold beneficial ownership of less than five percent of the outstanding voting securities of Penn Octane Corporation.
Section 4.11 No Side Agreements. There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and other of the other Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 4.12 Short Selling. Such Purchaser has not engaged in any transaction involving Units owned by it, including any purchase, sale or Short Sale of Units, between the time it first began discussions with the Partnership about the transaction contemplated by this Agreement and the date hereof (it being understood that the entering into of a total return swap should not be considered a Short Sale) provided, however, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading units of such Purchaser other than the unit participating in this transaction (the “Participating Unit”) so long as such other units are not acting on behalf of the Participating Unit and have not been provided with confidential information regarding the Partnership by the Participating Unit.
Section 4.13 Acknowledgement Regarding Purchase of Purchased Units. Such Purchaser acknowledges and agrees that such Purchaser is participating in the transactions contemplated by this Agreement and the other Basic Documents acting solely in the capacity of an arm’s length purchaser.
ARTICLE V
COVENANTS
Section 5.01 Issuer Lock-Up; Subsequent Issuances of Units.
(a) Issuer Lock-Up. Without the written consent of the holders of a majority of the Purchased Units, from the date of this Agreement until the Lock-Up Date, the Partnership shall not grant, issue or sell, nor shall it cause or permit any of its directors, executive officers or other Affiliates to sell, any Units or other equity or voting securities of the Partnership or any securities convertible thereinto or exchangeable or exercisable therefor, or take any other action that may result in the issuance of any of the foregoing, other than (i) the issuance of Units upon the exercise of awards issued under the Incentive Plan that are outstanding as of the date hereof, (ii) pursuant to Section 5.01(b) or (iii) as set forth on Schedule 5.01. Notwithstanding the foregoing, the Partnership shall not sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Units in a manner that would require the registration under the Securities Act of the sale of the Purchased Units to the Purchasers.
(b) Subsequent Issuances of Units.
(i) For purposes of this Section 5.01(b), the following definitions shall apply.
(1) “Convertible Securities” means any securities or equity interests (other than Options) convertible into or exercisable or exchangeable for Units.
(2) “Options” means any rights, warrants or options to subscribe for or purchase Units or Convertible Securities.

(3) “Unit Equivalents” means, collectively, Options and Convertible Securities.
(ii) From the date hereof until twelve (12) months following the Closing Date, the Partnership will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred unit or other instrument or security that is, at any time during its life, and under any circumstance, convertible into or exchangeable or exercisable for Units or Unit Equivalents, or any debt securities (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) unless the Partnership shall have first complied with this Section 5.01(b).
(1) The Partnership shall deliver to each Purchaser a written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with the Purchasers the Offered Securities, allocated among the Purchasers (a) based on such Purchaser’s allocable pro rata portion of the aggregate number of Purchased Units purchased hereunder, and (b) with respect to each Purchaser that elects to purchase its pro rata portion of such Offered Securities, any additional portion of the Offered Securities attributable to the pro rata portion of other Purchasers as such Purchaser shall indicate it will purchase or acquire should the other Purchasers subscribe for less than their pro rata portions (the “Undersubscription Amount”). The Purchasers shall have the right to participate as set forth above in any Subsequent Placements to the extent of 30% for any Subsequent Placement. For purposes of this Agreement, a Purchaser’s allocable pro rata portion of any Offered Securities shall be defined as the “Allocable Portion”.
(2) To accept an Offer, in whole or in part, a Purchaser must deliver a written notice to the Partnership prior to the end of the tenth business day after such Purchaser’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Purchaser’s Allocable Portion that such Purchaser elects to purchase and, if such Purchaser shall elect to purchase all of its Allocable Portion, the Undersubscription Amount, if any, that such Purchaser elects to purchase (in either case, the “Notice of Acceptance”). If the Allocable Portions subscribed for by all Purchasers are less than the total of all of the Allocable Portions, then each Purchaser who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Allocable Portions subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Allocable Portions and the Allocable Portions subscribed for (the “Available Undersubscription Amount”), each Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Allocable Portion of such Purchaser bears to the total Allocable Portions of all Purchasers that have subscribed for Undersubscription Amounts, subject to rounding by the Partnership to the extent its deems reasonably necessary.

(3) The Partnership shall have fifteen business days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchasers (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring Person or Persons or less favorable to the Partnership than those set forth in the Offer Notice.
(4) In the event the Partnership shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in paragraph (3) above), then each Purchaser may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Purchaser elected to purchase pursuant to paragraph (2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Partnership actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Purchasers pursuant to paragraph (3) above prior to such reduction) and (ii) the denominator of which shall be the original number or amount of the Offered Securities. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Partnership may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Purchasers in accordance with paragraph (1) above.
(5) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Purchasers shall acquire from the Partnership, and the Partnership shall issue to the Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to paragraph (4) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer Notice. The purchase by the Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Partnership and the Purchasers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchasers and their respective counsel.
(6) Any Offered Securities not acquired by the Purchasers or other Persons in accordance with paragraph (3) above may not be issued, sold or exchanged until they are again offered to the Purchasers under the procedures specified in this Agreement.

(iii) The restrictions contained in this Section 5.01(b) shall not apply in connection with the issuance of Units upon the exercise of awards issued under the Incentive Plan that are outstanding as of the date hereof, or in connection with the creation, granting or issuance of any securities, or the agreement to do so, in connection with transactions that are not subject to the issuer lock-up provisions set forth in Section 5.01(a).
(iv) The rights contained in this Section 5.01(b) may not be assigned or transferred by a Purchaser to any other Person, other than to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser.
Section 5.02 Purchaser Lock-Ups. Without the prior written consent of the Partnership, each Purchaser agrees that neither such Purchaser nor any of its Affiliates will offer, sell, pledge or otherwise transfer or dispose of any of its Purchased Units prior to the Lock-Up Date; provided, however, that any Purchaser may, (i) subject to Section 8.04(c), enter into one or more total return swaps or similar transactions at any time with respect to the Purchased Units purchased by such Purchaser provided that such transaction is exempt from registration under the Securities Act and otherwise complies with applicable Law and (ii) transfer its Purchased Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser, provided that any such Affiliate transferee agrees to the restrictions set forth in this Section 5.02; and provided that the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading units of such Purchaser other than the Participating Unit so long as such other units are not acting on behalf of the Participating Unit and have not been provided with confidential information regarding the Partnership by the Participating Unit.
Section 5.03 Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Partnership and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the other Parties, as the case may be, advisable for the consummation of the transactions contemplated by the Basic Documents.
Section 5.04 Disclosure; Public Filings. The Partnership may, without prior written consent or notice, (i) file this Agreement as an exhibit to an Exchange Act report and (ii) disclose information with respect to any Purchaser solely to the extent required by applicable Law or the rules and regulations of the Commission, Nasdaq or other exchange on which securities of the Partnership are listed or traded.
Section 5.05 Other Actions. The Partnership shall file, prior to the Closing, a Notification Form: Listing of Additional Units with Nasdaq with respect to the Purchased Units. On the Closing Date, the Partnership will not have any class of securities that is traded on an exchange or an established securities market other than the Units. The Partnership will maintain the listing of the Units on Nasdaq.
Section 5.06 Use of Proceeds. The Partnership will use the collective proceeds from the sale of the Purchased Units for general corporate purposes, including the repayment of indebtedness for borrowed money.

Section 5.07 Partnership Fees. The Partnership agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Partnership or alleged to have been incurred by the Partnership in connection with the sale of Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 5.08 Purchaser Fees. Each Purchaser agrees, severally and not jointly with the other Purchasers, that it will indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by the Partnership in connection with the purchase of Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 5.09 Tax Information. The Partnership shall cooperate with the Purchasers and provide the Purchasers with any reasonably requested tax information related to their ownership of the Purchased Units.
Section 5.10 Non-Disclosure; Interim Public Filings. The Partnership shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby. Before 8:30 a.m., New York time, on the first Business Day following the Closing Date, the Partnership shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement and the other Basic Documents and including as exhibits to such Current Report on Form 8-K this Agreement and the other Basic Documents, in the form required by the Exchange Act. Except with respect to the 8-K Filing and the press release referenced above (a copy of which will be provided to the Purchasers for their review as early as practicable prior to its filing), in the event any further disclosure of the terms of the transactions contemplated by this Agreement and the other Basic Documents, the Partnership shall, at least two (2) Business Days prior to the filing or dissemination of such disclosure, provide a copy thereof to the Purchasers for their review, unless the Partnership is unable to do so in compliance with its obligations under applicable securities or other laws or any listing agreement or similar obligation related to trading in its securities.
Section 5.11 Acknowledgment and Agreement Regarding Short Sales. The Commission has taken the position that coverage of short sales of securities “against the box” prior to the effective date of a registration statement is a violation of Section 5 of the Securities Act. Each Purchaser agrees, severally and not jointly, that it will not engage in any Short Sales that result in the disposition of the Units acquired hereunder by the Purchaser until such time as the Shelf Registration Statement (as defined in the Registration Rights Agreement) is declared effective (it being understood that the entering into of a total return swap should not be considered a Short Sale of Units), provided, however, the above shall not apply, in the case of a Purchaser that is a large multi-unit investment or commercial banking organization, to activities in the normal course of trading units of such Purchaser other than the Participating Unit so long as such other units are not acting on behalf of the Participating Unit and have not been provided with confidential information regarding the Partnership by the Participating Unit. No Purchaser makes any representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Partnership otherwise owned by such Purchaser or borrowed from a broker after the date the press release contemplated by this Agreement is issued by the Partnership.

ARTICLE VI
CLOSING CONDITIONS
Section 6.01 Conditions to the Closing.
(a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;
(ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and
(iii) the Purchased Units shall have been approved for listing on Nasdaq, subject to notice of issuance.
(b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(i) the Partnership shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;
(ii) the representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Partnership Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
(iii) since the date of this Agreement, no Partnership Material Adverse Effect shall have occurred and be continuing;

(iv) the Purchased Units shall have been approved for listing on Nasdaq and no notice of delisting from Nasdaq shall have been received by the Partnership with respect to the Units;
(v) the Partnership shall have received $4,000,000 gross proceeds from the sale of its Units (less the amounts withheld by Standard General Fund L.P. pursuant to Section 8.12); and
(vi) the Partnership shall have delivered, or caused to be delivered, to the Purchasers at the Closing, the Partnership’s closing deliveries described in Section 6.02.
(c) The Partnership’s Conditions. The obligation of the Partnership to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):
(i) each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;
(ii) the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of the Purchasers shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);
(iii) since the date of this Agreement, no Purchaser Material Adverse Effect with respect to such Purchaser shall have occurred and be continuing; and
(iv) each Purchaser shall have delivered, or caused to be delivered, to the Partnership at the Closing, such Purchaser’s closing deliveries described in Section 6.03.
Section 6.02 Partnership Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Partnership will deliver, or cause to be delivered, to each Purchaser:
(a) The Purchased Units by delivering certificates (bearing the legend set forth in Section 4.09 and meeting the requirements of the Partnership Agreement) evidencing such Purchased Units at the Closing, all free and clear of any Liens, encumbrances or interests of any other party other than restrictions on transfer imposed this Agreement, any federal and state securities Laws and those imposed by such Purchaser;

(b) Copies of (i) the Certificate of Limited Partnership of the Partnership and (ii) the Certificate of Formation of the General Partner, each certified by the Secretary of State of the State of Delaware, dated as of a recent date, and as certified pursuant to Section 6.02(h);
(c) A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, that each of the Partnership and the General Partner is in good standing;
(d) A cross-receipt, dated the Closing Date, executed by the Partnership and delivered to each Purchaser certifying that it has received the Allocated Purchase Amount with respect to the Purchased Units issued and sold to such Purchaser;
(e) The Registration Rights Agreement, in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by the Partnership;
(f) An opinion addressed to the Purchasers from legal counsel to the Partnership, dated the Closing Date, substantially similar in substance to the form of opinion attached to this Agreement as Exhibit B;
(g) An Officer’s Certificate, substantially in the form attached to this Agreement as Exhibit C;
(h) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of itself and the Partnership, certifying as to (i) the Certificate of Limited Partnership of the Partnership; (ii) the Certificate of Formation of the General Partner; (iii) the Partnership Agreement, as amended; (iv) the limited liability company agreement, as amended, of the General Partner; (v) board resolutions authorizing the execution and delivery of this Agreement and the other Basic Documents and the consummation of the transactions contemplated thereby and hereby; and (vi) the incumbent officers authorized to execute the Basic Documents, setting forth the name and title and bearing the signatures of such officers; and
(i) The Lock-Up Letter from the General Partner, each of its directors and executive officers, and each director and executive officer of the Partnership, in substantially the form attached to this Agreement as Exhibit E, which shall have been duly executed by each such Person.
Section 6.03 Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered, to the Partnership:
(a) Payment to the Partnership of such Purchaser’s Allocated Purchase Amount by wire transfer(s) of immediately available funds to an account designated by Partnership in writing at least two (2) Business Days prior to the Closing Date;
(b) The Registration Rights Agreement, in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by such Purchaser;

(c) A cross-receipt, dated the Closing Date, executed by such Purchaser and delivered to the Partnership certifying that such Purchaser has received certificates evidencing the number of Purchased Units set forth opposite the name of such Purchaser on Schedule 2.01; and
(d) An updating letter, executed by such Purchaser and delivered to the Partnership, confirming and certifying the Purchaser’s performance and compliance with the covenants and agreements contained in the Agreement, the continued validity of the representations and warranties as contained in the Agreement, and certifying that no Purchaser Material Adverse Effect with respect to such Purchaser has occurred and is continuing, substantially in the form attached to this Agreement as Exhibit D.
ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES
Section 7.01 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including the fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages. Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value of the Purchased Units, which shall be specifically included in damages covered by the Purchaser Related Parties’ indemnification.
Section 7.02 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation, or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Partnership Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages.

Section 7.03 Indemnification Procedure. Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.
ARTICLE VIII
MISCELLANEOUS
Section 8.01 Interpretation. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.”

Whenever any Party has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of such Party unless otherwise specified therein. Whenever any determination, consent or approval is to be made or given by a Purchaser under the Basic Documents, such action shall be in such Purchaser’s sole discretion unless otherwise specified therein. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
Section 8.02 Survival of Provisions. The representations and warranties set forth in Sections 3.01(a), 3.02, 3.07, 3.08, 3.09, 3.10, 3.12, 3.13, 4.01, 4.02, 4.03, 4.08 and 4.11 of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of the Partnership or any Purchaser. The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. All indemnification obligations of the Partnership and the Purchasers pursuant to this Agreement and the provisions of Article VII shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties, regardless of any purported general termination of this Agreement.
Section 8.03 No Waiver; Modifications in Writing.
(a) Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.
(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by the Partnership from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances.

Section 8.04 Binding Effect; Assignment.
(a) Binding Effect. This Agreement shall be binding upon the Partnership, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.
(b) Assignment of Purchased Units. All or any portion of a Purchaser’s Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws, Section 4.04, Section 5.02 and the Registration Rights Agreement.
(c) Assignment of Rights. Each Purchaser under this Agreement may assign all or any portion of its rights hereunder without the consent of the Partnership to (i) any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Units purchased by such Purchaser; provided, in each case, the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights and shall agree to be bound by the provisions of this Agreement. Except as expressly permitted by Section 5.01(b) or this Section 8.04(c), such rights may not otherwise be transferred except with the prior written consent of the Partnership (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 8.05 Aggregation of Purchased Units. All Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 8.06 Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has entered into a confidentiality agreement in favor of the Partnership, if any, shall continue to be bound by such confidentiality agreement in accordance with the terms thereof.
Section 8.07 Communications. All notices, demands and communications provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the addresses listed in Schedule 8.07 of this Agreement or to such other address as the Partnership or such Purchaser may designate in writing. All notices, demands and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; at the time of transmittal, if sent via electronic mail; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered by air courier guaranteeing overnight delivery.
Section 8.08 Removal of Legend. The Partnership shall remove the legend described in Section 4.09 from the certificates evidencing the Purchased Units at the request of a Purchaser submitting to the Partnership such certificates, together with an opinion of counsel of such Purchaser and other documentation, if required by the Partnership’s transfer agent, to the effect that such legend is no longer required under the Securities Act or applicable state securities Laws, as the case may be, unless the Partnership, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that, subject to the Partnership’s receipt of reasonable factual confirmations or certifications, no opinion of counsel shall be required in the event a Purchaser is effecting a sale of such Purchased Units pursuant to and in accordance with Rule 144 under the Securities Act or an effective registration statement.

Section 8.09 Entire Agreement. This Agreement, the other Basic Documents and any confidentiality agreement executed by a Purchaser in favor of the Partnership, are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein with respect to the rights granted by the Partnership or a Purchaser set forth herein and therein. This Agreement, the other Basic Documents and any confidentiality agreement executed by a Purchaser in favor of the Partnership, supersede all prior agreements and understandings between the Parties with respect to such subject matter. The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by this reference, and unless the context expressly requires otherwise, are incorporated in the definition of “Agreement.”
Section 8.10 Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws that would apply the substantive law of some other jurisdiction.
Section 8.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 8.12 Expenses. The Partnership hereby covenants and agrees to reimburse McDermott Will & Emery LLP, counsel to Standard General Fund L.P., for reasonable and documented legal fees incurred in connection with the negotiation, execution, delivery and performance of the Basic Documents and the transactions contemplated thereby, such reimburseable amount not to exceed $100,000 (which amounts may be withheld by Standard General Fund L.P. from the purchase price to be paid by it at the Closing). If any action at Law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing party shall be entitled to reasonable attorney’s fees, out-of-pocket costs and necessary disbursements in addition to any other relief to which such party may be entitled.
Section 8.13 Obligations Limited to Parties to Agreement. Each of the Parties covenants, agrees and acknowledges that, except for the Partnership and the General Partner, no Person other than the Purchasers (and their permitted assignees) shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Purchaser hereunder.

Section 8.14 Waiver of Preemptive Right and Registration Rights by General Partner. The General Partner hereby waives (for itself and on behalf of its Affiliates) its preemptive rights provided under Section 5.9 of the Partnership Agreement with respect to the issuances of Partnership Securities pursuant to this Agreement. The General Partner also hereby waives (for itself and on behalf of its Affiliates) its registration rights, if any, provided under Section 7.12 of the Partnership Agreement with respect to the registration of the Purchased Units pursuant to the Registration Rights Agreement.
Section 8.15 Termination.
(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the mutual written consent of the Purchasers entitled to purchase a majority of the Purchased Units and the Partnership.
(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:
(i) if a Law shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or
(ii) if the Closing shall not have occurred on or before December 3, 2007.
(c) In the event of the termination of this Agreement as provided in Sections 8.15(a) or 8.15(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Article VII of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of the Partnership; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 8.16 Recapitalization, Exchanges, Etc. Affecting the Purchased Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto execute this Unit Purchase Agreement, effective as of the date first above written.

RIO VISTA ENERGY PARTNERS L.P.

By:	RIO VISTA GP LLC, its General Partner

By:	/s/ Ian Bothwell

Name:	Ian Bothwell

Title:	Acting CEO and Acting President

RIO VISTA GP LLC

By:	/s/ Ian Bothwell

Name:	Ian Bothwell

Title:	Acting CEO and Acting President

STANDARD GENERAL FUND L.P.

By:	STANDARD GENERAL GP LLC, its general partner

By:	STANDARD GENERAL MANAGEMENT LLC, its Managing Member

By:	/s/ Nicholas Singer

Name:	Nicholas Singer

Title:	Co-Managing Member

Signature Page to Unit Purchase Agreement

CREDIT SUISSE MANAGEMENT LLC

By:	/s/ Parshu Shah

Name:	Parshu Shah

Title:	Director

Signature Page to Unit Purchase Agreement

STRUCTURED FINANCE AMERICAS, LLC

By:	/s/ Sunil Hariani

Name:	Sunil Hariani

Title:	Vice President

By:	/s/ John Arnone

Name:	John Arnone

Title:	Vice President

Signature Page to Unit Purchase Agreement

Schedule 2.01
List of Purchasers and Commitment Amounts

	Number of	Allocated
Purchaser	Purchased Units	Purchase Amount
Standard General Fund L.P.	137,556	1,547,505
Credit Suisse Management LLC	100,000	1,125,000
Structured Finance Americas, LLC	118,000	1,327,500

Total:	355,556	$4,000,005

Schedule 2.01 - Page 1

Schedule 8.07
Notice and Contact Information

Party	Contact Information

Rio Vista Energy Partners L.P.	Rio Vista Energy Partners L.P.
Rio Vista GP LLC	1313 East Alton Gloor, Suite J
Brownsville, Texas 78526
	Attention: Facsimile: Email:	Mr. Ian T. Bothwell (956) 831-0887 POCITB2@aol.com

With a copy, which shall not constitute notice, to:

Mr. Ian T. Bothwell 840 Apollo Street, Suite 313 El Segundo, California 90245
	Facsimile: Email:	(310) 563-6255 POCITB2@aol.com

And a copy to:

Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002
	Attention: Facsimile: Email:	Roy E. Bertolatus (713) 238-7356 rbertolatus@akllp.com

Standard General Fund L.P.	c/o Standard General LP 650 Madison Avenue, 26th Floor New York, New York 10022
	Attention: Facsimile: Email:	Nicholas J. Singer (212) 610-9171 nsinger@stdgen.com

With a copy, which shall not constitute notice, to:

McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173-1922
	Attention: Facsimile: Email:	Stephen E. Older, Esq. (212) 547-5444 solder@mwe.com

Schedule 8.07 - Page 1

Party	Contact Information

Credit Suisse Management LLC	Credit Suisse Management LLC 11 Madison Avenue New York, New York 10010
	Attention: Facsimile: Email:	Parshu Shah (212) 743-4527 parshu.shah@credit-suisse.com

With a copy, which shall not constitute notice, to:

Credit Suisse Management LLC 1 Madison Avenue New York, New York 10010
	Attention: Facsimile: Email:	Lauri Cohen (212) 322-2171 lauri.cohen@credit-suisse.com

Structured Finance Americas, LLC	Structured Finance Americas, LLC c/o Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005
	Attention: Facsimile:	Sunil Hariari, 4th Floor (646) 259-3264
	Email:	sunil.hariani@db.com

Schedule 8.07 - Page 2

Exhibit A
Form of Registration Rights Agreement
[Filed separately]

Exhibit A-1

Exhibit B
Form of Legal Opinion
The Partnership shall furnish to the Purchasers at the Closing an opinion of Andrews Kurth LLP, counsel for the Partnership addressed to the Purchasers and dated the Closing Date in form satisfactory to counsel for the Purchasers, stating that:
December [ __ ], 2007
[Purchasers]

Re:	Unit Purchase Agreement, dated November 29, 2007, by and among Rio Vista Energy Partners L.P., Rio Vista GP LLC and the Purchasers named therein.
Ladies and Gentlemen:
We have acted as special counsel to Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the Unit Purchase Agreement, dated November 29, 2007 (the “Purchase Agreement”) among the Partnership, Rio Vista GP LLC, a Delaware limited liability company (the “General Partner”), and the purchasers named therein (the “Purchasers”), relating to the sale by the Partnership to the Purchasers of 355,556 Common Units (as defined herein) (the “Purchased Units”).
We are furnishing this opinion letter to you pursuant to Section 6.02(f) of the Purchase Agreement.
In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:
(a) the Purchase Agreement;
(b) the Registration Rights Agreement, dated as of December [ __ ], 2007, among the Partnership and the Purchasers (the “Registration Rights Agreement”);
(c) a specimen certificate representing the Common Units;
(d) the Certificate of Limited Partnership of the Partnership, dated July 10, 2003, as amended by the Amendment to Certificate of Limited Partnership, dated September 17, 2003, as certified by the Secretary of State of the State of Delaware as in effect on November 1, 2007 and the Secretary of the General Partner as in effect on each of the dates of the adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (the “Partnership Certificate of Limited Partnership”);
(e) the First Amended and Restated Limited Partnership Agreement of the Partnership, dated September 16, 2004, and a First Amendment thereto dated as of October 26, 2005, in each case as certified by the Secretary of the General Partner as in effect on each of the dates of the adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (the “Partnership Agreement”);

Exhibit B-1

(f) the Certificate of Formation of the General Partner, dated July 10, 2003, as certified by the Secretary of State of the State of Delaware as in effect on November 1, 2007 and the Secretary of the General Partner as in effect on each of the dates of the adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof;
(g) the Amended and Restated Limited Liability Company Agreement of the General Partner, dated September 16, 2004, as amended by the First Amendment to Amended and Restated Limited Liability Company Agreement of the General Partner dated October 2, 2006, in each case as certified by the Secretary of the General Partner as in effect on each of the dates of the adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (the “Company Agreement”);
(h) resolutions of the Board of Managers of the General Partner adopted on November [ __ ], 2007, certified by the Secretary of the General Partner;
(i) certificates from the Secretary of State of the State of Delaware dated November 1, 2007 as to the good standing and legal existence of the Partnership and the General Partner under the laws of the State of Delaware; and
(j) a certificate dated the date hereof (the “Opinion Support Certificate”), executed by the Chief Financial Officer of the General Partner, a copy of which is attached hereto as Exhibit A.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and such agreements, certificates of public officials, certificates of officers or other representatives of the Partnership and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Partnership (including without limitation the facts certified in the Opinion Support Certificate) and (ii) statements and certifications of public officials and others.
Any capitalized term used, but not defined herein, shall have the meaning ascribed to such term in the Purchase Agreement. As used herein the following terms have the respective meanings set forth below:
“Applicable Agreements” means collectively, the (i) Partnership Agreement; (ii) Company Agreement; (iii) Guaranty and Agreement between the Partnership and RZB Finance LLC (“RZB”) dated as of September 15, 2004; (iv) Security Agreement between the Partnership and RZB dated as of September 15, 2004; (v) Loan Agreement dated as of July 26, 2007 between the Partnership and RZB; (vi) Consultant Agreement (“Consultant Agreement”) filed as Exhibit 10.28 to the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007; and (vii) agreements filed as exhibits to the Partnership’s Current Report on Form 8-K filed with the SEC on November 26, 2007 (the “Oklahoma Agreements”).

Exhibit B-2

“Basic Documents” means collectively, the Purchase Agreement and the Registration Rights Agreement.
“Common Units” means common units representing limited partner interests in the Partnership.
“Person” means a natural person or a legal entity organized under the laws of any jurisdiction.
“SEC” means the Securities and Exchange Commission.
“Subsidiaries” means Rio Vista E&P LLC and Regional Enterprizes, Inc.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1. The Partnership is validly existing and in good standing as a limited partnership under Delaware law. The General Partner is validly existing and in good standing as a limited liability company under Delaware law. The Partnership has the requisite limited partnership power and authority to execute and deliver, and to incur and perform its obligations under, the Basic Documents. The General Partner has the requisite limited liability company power and authority to execute and deliver, and to incur and perform its obligations under, the Purchase Agreement.
2. As of the Closing Date and immediately prior to the issuance of the Purchased Units pursuant to the Purchase Agreement, the issued and outstanding limited partner interests of the Partnership consist of (i) 2,073,650 Common Units and (ii) Incentive Distribution Rights (as defined and described in the Partnership Agreement); and the only issued and outstanding general partner interest is the General Partner’s 2.0% general partner interest. The holders of outstanding Common Units are not entitled to any preemptive rights under the Partnership Certificate of Limited Partnership, the Partnership Agreement or any other Applicable Agreement, to subscribe for the Purchased Units.
3. All of the outstanding Common Units have been duly authorized and validly issued in accordance with the Delaware LP Act and the Partnership Agreement and are fully paid (to the extent required by the Delaware LP Act and the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
4. The issuance and sale of the Purchased Units have been duly authorized on behalf of the Partnership. When delivered to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement, the Purchased Units will be validly issued, fully paid (to the extent required by the Delaware LP Act and the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

Exhibit B-3

5. None of (i) the execution and delivery by the Partnership of the Purchase Agreement and the Registration Rights Agreement and (ii) the consummation by the Partnership of the issuance and sale of the Purchased Units (A) constituted, constitutes or will constitute a violation of the Partnership’s Certificate of Limited Partnership or the Partnership Agreement, (B) requires any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Applicable Agreement or (C) resulted, results or will result in any violation of Applicable Laws.
6. Each of the Purchase Agreement and the Registration Rights Agreement has been duly authorized and validly executed and delivered by or on behalf of the Partnership.
7. Each of the Purchase Agreement and the Registration Rights Agreement constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms under the Applicable Laws of the State of New York.
8. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required for, the execution and delivery by the Partnership of the Purchase Agreement and the Registration Rights Agreement or the consummation of its obligations thereunder, except as required by the SEC in connection with the Partnership’s obligations under the Registration Rights Agreement (including the registration statements referenced therein). As used in this paragraph, “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the States of Delaware or New York, or of the United States, pursuant to any Applicable Laws.
9. The Partnership is not an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.
10. Assuming the accuracy of the representations and warranties of the Partnership and each Purchaser contained in the Purchase Agreement and their compliance with their covenants and agreements thereunder, the issuance and sale of the Purchased Units by the Partnership to the Purchasers pursuant to the Purchase Agreement in the manner contemplated by the Purchase Agreement are exempt from the registration requirements of the Securities Act.
11. Neither the filing of the Shelf Registration Statement (as defined in the Registration Rights Agreement) pursuant to the Registration Rights Agreement nor the offering or sale of the Purchased Units pursuant to the Purchase Agreement gives rise under any of the Applicable Agreements to any rights for or relating to the registration of any Common Units or other securities of the Partnership, other than (a) rights under the Partnership Agreement that have been waived, effectively complied with or satisfied in connection with the filing of the Shelf Registration Statement or (b) registration rights under the Consultant Agreement and the Oklahoma Agreements.

Exhibit B-4

Our opinions expressed herein are subject to the following additional assumptions and qualifications:
(i) The opinions set forth in paragraph 1 above as to the valid existence and good standing of the Partnership and the General Partner are based solely upon our review of the certificates and other communications from the appropriate public officials.
(ii) The opinions expressed in paragraphs 2 and 9 above are given in reliance upon facts set forth in the Opinion Support Certificate.
(iii) In rendering the opinion set forth in paragraph 4 above, we have assumed that the certificates representing the Purchased Units, to the extent applicable, will be signed by one of the authorized officers of the Partnership’s duly appointed transfer agent and registrar for the Purchased Units and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us.
(iv) Our opinions in paragraph 7 above may be:
(1) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and
(2) subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy (in which regard we express no opinion as to Section 3.06 of the Registration Rights Agreement) and concepts of materiality, reasonableness, good faith and fair dealing.
(v) We express no opinion as to the validity, effect or enforceability of any provisions:
(1) purporting to set forth an agreement to agree in the future on any matter;
(2) providing for the payment of liquidated damages;
(3) relating to severability or separability;
(4) purporting to limit the liability of, or to exculpate, any Person, including without limitation any provision that purports to waive liability for violation of securities laws;
(5) that relate to indemnification, contribution or reimbursement obligations to the extent any such provisions (A) would purport to require any Person to provide indemnification, contribution or reimbursement in respect of the negligence, recklessness, willful misconduct or unlawful or wrongful behavior of any Person, (B) violate any law, rule or regulation (including any federal or state securities law, rule or regulation) or (C) are determined to be contrary to public policy;

Exhibit B-5

(6) purporting to modify rules of construction;
(7) purporting to set forth the obligations of any party by reference to a standard that may not be objectively determinable;
(8) purporting to require disregard of mandatory choice of law principles that could require application of a law other than the law expressly chosen to govern the instrument in which such provisions appear;
(9) purporting to require all amendments and waivers to be in writing or otherwise purporting to disregard any course of dealing;
(10) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that each and every remedy shall be cumulative and in addition to every other remedy or that any delay or omission to exercise any right or remedy shall not impair any other right or remedy or constitute a waiver thereof; or
(11) purporting to commit certain determinations, consents or approvals to the discretion of any Person or permit any Person to act in its sole discretion or judgment.
(vi) In making our examination of executed documents, we have assumed (except to the extent that we expressly opine above) (1) the valid existence and good standing of each of the parties thereto, (2) that such parties had the power and authority, corporate, partnership, limited liability company or other, to enter into and to incur and perform all their obligations thereunder, (3) the due authorization by all requisite action, corporate, partnership, limited liability company or other, and the due execution and delivery by such parties of such documents and (4) to the extent such documents purport to constitute agreements, that each of such documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms. In this paragraph (vi), all references to parties to documents shall be deemed to mean and include each of such parties, and each other person (if any) directly or indirectly acting on its behalf.
(vii) The opinions set forth in this letter are limited to Applicable Laws and we do not express any opinion herein concerning any other law. As used herein, the term “Applicable Laws” means the Delaware LP Act, the Delaware LLC Act and those laws, rules and regulations of the State of New York and the United States that, in our experience, are normally applicable to transactions of the type contemplated by the Basic Documents without our having made any special investigation as to the applicability of any specific law, rule or regulation; provided, that in all events the term “Applicable Laws” does not include:
(1) any law, rule or regulation relating to (A) pollution or protection of the environment, (B) zoning, land use, building or construction codes or guidelines, (C) labor, employee rights and benefits or occupational safety and health or (D) utility regulation;
(2) antitrust and other laws, rules or regulations regulating competition;

Exhibit B-6

(3) antifraud laws, rules or regulations;
(4) tax laws, rules or regulations;
(5) state securities or blue sky laws, rules or regulations;
(6) any county, municipal or other local law, rule or regulation; or
(7) any patent, copyright, trademark or other intellectual property laws, rules or regulations.
Further, for the purposes of the opinions herein expressed, we have assumed that neither the Partnership nor the General Partner is subject to any special regulatory scheme subjecting the conduct of its business or affairs, or any part thereof, to the jurisdiction of any governmental or regulatory authority or agency.
(viii) Our opinion in paragraph 7 above, insofar as it pertains to any provision of the Basic Documents purporting to select New York law as governing, is rendered solely in reliance upon New York General Obligations Law § 5-1401 and is expressly conditioned upon the assumption that the legality, validity, binding effect and enforceability of said provisions will be determined by a court of the State of New York or a United States Federal court sitting in New York and applying New York choice of law rules, including said § 5-1401. We express no opinion as to any provision of any of the Basic Documents if the legality, validity, binding effect or enforceability thereof is determined by any other court. We further call your attention to the decision of the United States District Court for the Southern District of New York in Lehman Brothers Commercial Corp. v. Minmetals Int’l Non-Ferrous Metals Trading Co., 179 F. Supp. 2d 118 (S.D.N.Y. 2000), which, among other things, contains dictum relating to possible constitutional limitations upon said § 5-1401 in both domestic and international transactions. We express no opinion as to any such constitutional limitations upon said § 5-1401 or their effect, if any, upon any opinion herein expressed.
This opinion is being furnished only to you in connection with the sale of the Purchased Units under the Purchase Agreement occurring today and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other Person, including any purchaser of any Purchased Units from you and any subsequent purchaser of any Purchased Unit, without our express written permission. The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.
Very truly yours,

Exhibit B-7

Exhibit C
RIO VISTA ENERGY PARTNERS L.P.
Officer’s Certificate
Pursuant to Section 6.02(g) of the Unit Purchase Agreement, dated as of November 29, 2007 (the “Purchase Agreement”), by and among Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”), Rio Vista GP LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), and the Purchasers listed in Schedule 2.01 to the Purchase Agreement (each a “Purchaser” and collectively, the “Purchasers”) relating to the issuance and sale by the Partnership to the Purchasers of an aggregate of 355,556 Units representing limited partner interests in the Partnership, the undersigned officer of the General Partner hereby certifies on behalf of the Partnership, as follows:
(A) The Partnership has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by the Partnership on or prior to the date hereof;
(B) The representations and warranties of the Partnership contained in the Purchase Agreement that are qualified by materiality or Partnership Material Adverse Effect (as defined in the Purchase Agreement) are true and correct as of the date of the Purchase Agreement and as of the date hereof and all other representations and warranties are true and correct in all material respects as of the date of the Purchase Agreement and as of the date hereof, except that representations made as of a specific date are true and correct as of such date only; and
(C) Since the date of the Purchase Agreement, no Partnership Material Adverse Effect (as defined in the Purchase Agreement) with respect to such Purchaser has occurred and is continuing.
Dated: December [ __ ], 2007

RIO VISTA ENERGY PARTNERS L.P.

By:	RIO VISTA GP LLC, its General Partner

By:

Name:

Title:

Exhibit C-1

Exhibit D
PURCHASER’S UPDATING LETTER
Updating Letter
Pursuant to Section 6.03(d) of the Unit Purchase Agreement, dated as of November 29, 2007 (the “Purchase Agreement”) by and among Rio Vista Energy Partners L.P., a Delaware limited partnership (the “Partnership”), Rio Vista GP LLC, a Delaware limited liability company and general partner of the Partnership (the “General Partner”), and the Purchasers listed in Schedule 2.01 to the Purchase Agreement (each a “Purchaser” and collectively, the “Purchasers”) and relating to the issuance and sale by the Partnership to the Purchasers of an aggregate of 355,556 Units representing limited partner interests in the Partnership, the undersigned Purchaser hereby certifies solely on behalf of the undersigned Purchaser, as follows:
(A) Such Purchaser has performed and complied with the covenants and agreements contained in the Purchase Agreement that are required to be performed and complied with by such Purchaser on or prior to the date hereof;
(B) The representations and warranties of such Purchaser contained in the Purchase Agreement that are qualified by materiality or Purchaser Material Adverse Effect (as defined in the Purchase Agreement) are true and correct as of the date of the Purchase Agreement and as of the date hereof and all other representations and warranties of such Purchaser are true and correct in all material respects as of the date of the Purchase Agreement and as of the date hereof, except that representations made by such Purchaser as of a specific date are true and correct as of such date only; and
(C) Since the date of the Purchase Agreement, no Purchaser Material Adverse Effect (as defined in the Purchase Agreement) with respect to such Purchaser has occurred and is continuing.
Dated: December [ __ ], 2007

[PURCHASER]

By:

Name:

Title:

Exhibit D-1

Exhibit E
FORM OF LOCK-UP LETTER
December [ __ ], 2007

To:	Purchasers under the Agreement (as defined below)
Ladies and Gentlemen:
This letter is being delivered to pursuant to Section 6.02(i) of the Unit Purchase Agreement dated as of November 29, 2007 (the “Agreement”), by and among Rio Vista Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and each of you as the purchasers listed on Schedule 2.01 to the Agreement (the “Purchasers”), relating to the issuance and sale of the Purchased Units in the Partnership. Capitalized terms used but not otherwise defined herein have the meaning assigned to them in the Agreement.
In order to induce you to enter into the Agreement, the undersigned will not, without the prior written consent of the Purchasers, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Units or other equity or voting securities of the Partnership or any securities convertible into, or exercisable or exchangeable for such Units or other equity or voting securities, or publicly announce an intention to effect any such transaction, for a period beginning on the date hereof until 30 days after the date the registration statement becomes effective as set forth in Section 2.01 of the Registration Rights Agreement or all securities held by any non-consenting Purchaser cease to be Registrable Securities under Section 1.02 of the Registration Rights Agreement.
If for any reason the Agreement shall be terminated prior to the Closing Date, the agreement set forth above shall likewise be terminated.
Yours very truly,

Exhibit E-1